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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Halliburton Company

(Name of Registrant as Specified In Its Charter)

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March 22, 2005

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Halliburton Company. The meeting will be held on Wednesday, May 18, 2005, at 9:00 a.m., local time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. The Notice of Annual Meeting, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the Annual Meeting.

At the meeting, stockholders are being asked to:

•	elect a Board of Directors of nine Directors to serve for the coming year;

•	ratify the selection of KPMG LLP as independent accountants to examine the financial statements and books and records of Halliburton for 2005; and

•	consider two stockholder proposals.

Please refer to the proxy statement for detailed information on each of these proposals.

It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted. We would appreciate you informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

The continuing interest of our stockholders in the business of Halliburton is appreciated, and we hope you will be able to attend the Annual Meeting.

Sincerely,
DAVID J. LESAR
Chairman of the Board, President
and Chief Executive Officer

Notice of Annual Meeting of Stockholders
to be Held May 18, 2005

The Annual Meeting of Stockholders of Halliburton Company, a Delaware corporation, will be held on Wednesday, May 18, 2005, at 9:00 a.m., local time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the meeting, the stockholders will be asked to consider and act upon the matters discussed in the attached proxy statement as follows:

1.	To elect nine Directors to serve for the ensuing year and until their successors shall be elected and shall qualify.

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent accountants to examine the financial statements and books and records of Halliburton for the year 2005.

3.	To consider and act upon two stockholder proposals, if properly presented at the meeting.

4.	To transact any other business that properly comes before the meeting or any adjournment or adjournments of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Monday, March 21, 2005, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

We request that you vote your shares as promptly as possible. You may vote your shares in a number of ways if you have shares registered in your own name:

•	electronically via the Internet at http://www.proxyvoting.com/hal,

•	by telephone if you are in the U.S. and Canada, by calling 1-866-540-5760 (toll-free), or

•	by marking your votes, dating, signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.

If you hold Halliburton shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services.

IF YOU PLAN TO ATTEND:

Attendance at the meeting is limited to stockholders and one guest each. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Each stockholder holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

By order of the Board of Directors,
MARGARET E. CARRIERE
Vice President and Secretary

March 22, 2005

You are urged to vote your shares as promptly as possible by (1) following the enclosed voting instructions to vote via the Internet or by telephone, or (2) marking your votes, dating, signing and returning the enclosed proxy card or voting instruction form.

i

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Halliburton Company (“Halliburton”, the “Company”, “we” or “us”). By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Meeting and each may be accompanied by one guest. Admission to the Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the Meeting will begin at 9:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

If you attend the Meeting, you may vote in person. If you are not present, your shares can be voted only if you have followed the instructions for voting via the Internet or by telephone or returned a properly executed proxy; and in these cases, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the Meeting.

The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on March 21, 2005. Halliburton’s common stock, par value $2.50, is the only class of capital stock that is outstanding. As of March 21, 2005, there were 505,288,798 shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the Meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by us to act as election inspectors for the Meeting. Except for the election of Directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the subject matter will be the act of the stockholders. Shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.

In the election of Directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted, whether or not a majority of the shares present, up to the number of Directors to be elected by those shares, will be elected. Shares present but not voting on the election of Directors will be disregarded, except for quorum purposes, and will have no legal effect.

The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters.

In accordance with our confidential voting policy, no vote of any stockholder will be disclosed to Halliburton’s officers, Directors or employees, except:

•	as necessary to meet legal requirements and to assert claims for and defend claims against Halliburton;
•	when disclosure is voluntarily made or requested by the stockholder;
•	when the stockholder writes comments on the proxy card; or
•	in the event of a proxy solicitation not approved and recommended by the Board of Directors.

The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of Halliburton.

This proxy statement, the form of proxy and voting instructions are being sent to stockholders on or about April 1, 2005. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2004 accompanies this proxy statement. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 5 Houston Center, 1401 McKinney, Suite 2400, Houston, Texas 77010.

ELECTION OF DIRECTORS
(Item 1)

Mr. Charles J. DiBona, who has served as a Director since 1997, and Mr. C. J. Silas, who has served as a Director since 1993, are both retiring from the Board of Directors immediately prior to the Annual Meeting of Stockholders on May 18, 2005. They will not be candidates for reelection for the ensuing year. Mr. Aylwin B. Lewis, who has served as a Director since 2001, is resigning from the Board of Directors immediately prior to the Annual Meeting of Stockholders on May 18, 2005. Effective at 9:00 a.m., May 18, 2005, the number of the Directors which will constitute the Board will be decreased from eleven to nine. S. Malcolm Gillis is proposed for the first time for election to the Board of Directors.

Nine Directors are to be elected to serve for the ensuing year and until their successors are elected and qualify. Eight of the nominees listed below are presently Directors of Halliburton. The common stock represented by the proxies will be voted for the election as Directors of the nine nominees unless we receive contrary instructions. If any of the nominees are unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors. If a suitable substitute is not available, the Board of Directors will reduce the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected.

Information about Nominees for Director

ROBERT L. CRANDALL, 69, Chairman Emeritus, AMR Corporation/American Airlines, Inc. (engaged primarily in the air transportation business); President, American Airlines, Inc. 1980–1995; Chairman, President and Chief Executive Officer, AMR Corporation/American Airlines 1985–1995; and Chairman and Chief Executive Officer, AMR Corporation/American Airlines 1985–1998; joined Halliburton Company Board in 1986; Chairman of the Audit Committee and member of the Compensation and the Management Oversight Committees; Director of Air Cell, Inc., Anixter International, Celestica Inc., i2 Technologies, Inc., and serves on the Federal Aviation Administration Management Advisory Committee.

KENNETH T. DERR, 68, Retired Chairman of the Board, Chevron Corporation (an international oil company); Chairman and Chief Executive Officer, Chevron Corporation, 1989–1999; joined Halliburton Company Board in 2001; Chairman of the Compensation Committee and member of the Audit, the Nominating and Corporate Governance and the Management Oversight Committees; Director of AT&T Corp., Citigroup Inc. and Calpine Corporation.

S. MALCOLM GILLIS, 64, University Professor, Rice University, since 2004; President, Rice University, 1993–2004; Ervin Kenneth Zingler Professor of Economics, Rice University, 1996–2004; Professor of Economics, Rice University, 1993–2004; Director of Service Corporation International, Introgen Therapeutics, Inc. and AECOM Technology, Los Angeles.

W. R. HOWELL, 69, Chairman Emeritus, J.C. Penney Company, Inc. (a major retailer); Chairman of the Board, J.C. Penney Company, Inc., 1983–1996; Chief Executive Officer, J.C. Penney Company, Inc., 1983–1995; joined Halliburton Company Board in 1991; Lead Director, Chairman of the Management Oversight Committee and member of the Audit and the Compensation Committees; Director of American Electric Power Company, Exxon-Mobil Corporation, Pfizer Inc. and the Williams Company. He is also a Director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non-public wholly owned subsidiaries of Deutsche Bank AG.

RAY L. HUNT, 61, Chief Executive Officer, Hunt Oil Company (oil and gas exploration and development) and Chairman of the Board, Chief Executive Officer and President, Hunt Consolidated, Inc. for more than five years; Chairman of the Board, Hunt Oil Company, 1986–2004, joined Halliburton Company Board in 1998; Chairman of the Nominating and Corporate Governance Committee and member of the Management Oversight Committee; Director of Electronic Data Systems Corporation, PepsiCo, Inc., King Ranch Company and Verde Group, L.L.C.; also Chairman of the Board of Directors of the Federal Reserve Bank of Dallas.

DAVID J. LESAR, 51, Chairman of the Board, President and Chief Executive Officer of the Company, since 2000; President of the Company, 1997–2000; Executive Vice President and Chief Financial Officer, 1995–1997; joined Halliburton Company Board in 2000; Director of Lyondell Chemical Company and Mirant Corporation.

J. LANDIS MARTIN, 59, Chairman and Chief Executive Officer, Titanium Metals Corporation (an integrated producer of titanium metals), since 1995; President, Titanium Metals Corporation, since 2000; President and Chief Executive Officer, NL Industries, Inc. (a manufacturer and marketer of titanium dioxide pigments), 1987–2003; Chairman of the Board and Chief Executive Officer, Baroid Corporation (and its predecessor), acquired by Dresser Industries, Inc. in 1994, 1990–1994; joined Halliburton Company Board in 1998; member of the Audit, the Health, Safety and Environment and the Management Oversight Committees; Director of Apartment Investment and Management Corporation and Crown Castle International Corporation.

JAY A. PRECOURT, 67, Chairman of the Board and Chief Executive Officer, Scissor Tail Energy, LLC (a gatherer, transporter and processor of natural gas and natural gas liquids), since 2000; Chairman of the Board, Hermes Consolidated, Inc. (a gatherer, transporter and refiner of crude oil and refined products), since 1999; Vice Chairman and Chief Executive Officer, Tejas Gas Corporation, 1986–1999; President, Tejas Gas Corporation, 1996–1998; joined Halliburton Company Board in 1998; member of the Compensation, the Health, Safety and Environment and the Management Oversight Committees; Director of The Timken Company and Apache Corp.

DEBRA L. REED, 48, President and Chief Operating Officer, Southern California Gas Company and San Diego Gas & Electric Company (regulated utility companies), since 2004; President and Chief Financial Officer, Southern California Gas Company and San Diego Gas & Electric Company, 2002–2004; President of San Diego Gas & Electric Company, 2000–2001; President, Energy Distribution Services, Southern California Gas Company, 1998–2001; Senior Vice President, Southern California Gas Company, 1995–1998; joined Halliburton Company Board in 2001; member of the Health, Safety and Environment, the Nominating and Corporate Governance and the Management Oversight Committees.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information about persons or groups, based on information contained in Schedules 13G filed with the Securities and Exchange Commission reflecting beneficial ownership, who own or have the right to acquire more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Capital Research and Management Company 333 South Hope Street, Los Angeles, CA 90071	25,075,000(1)	5.7%
FMR Corp. 82 Devonshire Street, Boston, Massachusetts 02109	45,043,094(2)	10.1%
DII Industries, LLC Asbestos PI Trust 2716 Lee St., Suite 500, Greenville, TX 75401	59,500,000(3)	11.8%
Morgan Stanley 1585 Broadway, New York, New York 10036	24,505,978(4)	5.5%

(1)	Capital Research and Management Company (CRM) is an investment adviser and is deemed to be the beneficial owner of 25,075,000 shares. CRM has sole dispositive power over 25,075,000 shares.
(2)	The number of shares reported includes 41,535,374 shares beneficially owned by Fidelity Management & Research Company, 2,590,325 shares owned by Fidelity Management Trust Company, 4,525 shares beneficially owned by Strategic Advisers, Inc. and 912,870 shares beneficially owned by Fidelity International Limited. FMR Corp. has sole dispositive power over 45,043,094 shares. FMR Corp. has sole power to vote or to direct the voting of 3,423,396 shares of common stock.
(3)	DII Industries, LLC Asbestos PI Trust is deemed to be the beneficial owner of and has sole dispositive power over 59,500,000 shares.
(4)	Morgan Stanley is the indirect beneficial owner of 24,505,978 shares held by its business units. Morgan Stanley has sole voting power and sole dispositive power over 23,984,502 shares and shared voting power and shared dispositive power over 42,308 shares.
(5)	The percentage ownership reflected relates to the date of the report filed: as of December 31, 2004 in the case of Capital Research and Management Company and Morgan Stanley, as of January 20, 2005 in the case of DII Industries, LLC Asbestos PI Trust, and as of February 28, 2005 in the case of FMR Corp.

The following table sets forth, as of March 1, 2005, the amount of our common stock owned beneficially by each Director, each of the executive officers named in the Summary Compensation Table on page 18 and all Directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner or Number of Persons in Group	Sole Voting and Investment Power(1)	Shared Voting or Investment Power(2)	Percent of Class
Albert O. Cornelison, Jr.	125,567		*
Robert L. Crandall	10,800		*
Kenneth T. Derr	14,400		*
Charles J. DiBona	7,800		*
C. Christopher Gaut	156,515		*
John W. Gibson, Jr.	155,885		*
W. R. Howell	9,700		*
Ray L. Hunt	86,647	69,712(3)	*
Andrew R. Lane	132,889		*
David J. Lesar	1,788,725	20,000(3)	*
Aylwin B. Lewis	11,400		*
J. Landis Martin	36,001		*
Mark A. McCollum	21,167		*
Jay A. Precourt	27,640		*
Debra L. Reed	11,400	250(3)	*
C. J. Silas	9,800		*
Shares owned by all current Directors and executive officers as a group (19 persons)	2,820,764		*

*	Less than 1% of shares outstanding.
(1)	Included in the table are shares of common stock that may be purchased pursuant to outstanding stock options within 60 days of March 1, 2005 for the following: Mr. Cornelison — 41,987; Mr. Crandall — 3,000; Mr. Derr — 7,000; Mr. DiBona — 3,000; Mr. Gaut — 77,647; Mr. Howell — 3,000; Mr. Hunt — 11,500; Mr. Lane — 32,556; Mr. Lesar — 994,240; Mr. Lewis — 7,000; Mr. Martin — 11,500; Mr. McCollum — 6,667; Mr. Precourt — 11,500; Ms. Reed — 7,000; Mr. Silas — 3,000 and three unnamed executive officers — 156,999. Until the options are exercised, these individuals will neither have voting nor investment power over the underlying shares of common stock but only have the right to acquire beneficial ownership of the shares through exercise of their respective options.
(2)	The Halliburton Stock Fund is an investment fund established under the Halliburton Company Employee Benefit Master Trust to hold Halliburton common stock for some of Halliburton’s profit sharing, retirement and savings plans. The Fund held 6,815,537 shares of common stock at March 1, 2005. Two executive officers not named in the above table have beneficial interests in the Fund. Shares held in the Fund are not allocated to any individual’s account. The shares of common stock which might be deemed to be beneficially owned as of March 1, 2005 by the unnamed executive officers total 1,290. The Trustee, State Street Bank and Trust Company, votes shares held in the Halliburton Stock Fund in accordance with voting instructions from the participants. Under the terms of the plans, a participant has the right to determine whether up to 15% of his account balance in a plan is invested in the Halliburton Stock Fund. The Trustee, however, determines when sales or purchases are to be made.
(3)	Mr. Hunt holds 69,712 shares as the trustee of trusts established for the benefit of his children. Mr. Lesar holds 20,000 shares in a family partnership. Ms. Reed has shared voting and investment power over 250 shares held in her husband’s Individual Retirement Account.

CORPORATE GOVERNANCE

In 1997, our Board of Directors adopted a formal statement of its responsibilities and corporate governance guidelines to ensure effective governance in all areas of its responsibilities. Since 1997, our corporate governance guidelines have been reviewed periodically and revised as appropriate to reflect the dynamic and evolving processes relating to corporate governance, including the operation of the Board. Our Board’s corporate governance guidelines, as revised in February 2005, can be found on the Corporate Governance page of our website www.halliburton.com and in Appendix A to this proxy statement.

Our Board also wants our stockholders to understand how the Board conducts its affairs in all areas of its responsibility. The full text of our Audit; Compensation; Health, Safety and Environment; Management Oversight; and Nominating and Corporate Governance Committees’ charters are available on our website.

We have posted on our website our Code of Business Conduct, which applies to all of our employees and Directors and serves as a code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. If you do not have access to our website you can request a hard copy of the Code of Business Conduct, our corporate governance guidelines and the charters of the Board’s committees by contacting the Vice President and Secretary at the address set forth on page 2 of this proxy statement. Any waivers to our code of ethics with respect to our executive officers can only be made by our Audit Committee.

THE BOARD OF DIRECTORS
AND
STANDING COMMITTEES OF DIRECTORS

The Board of Directors has standing Audit; Compensation; Health, Safety and Environment; Management Oversight; and Nominating and Corporate Governance Committees. Each of the standing committees, including the Audit; Compensation; and Nominating and Corporate Governance Committees, is comprised in the business judgment of the Board entirely of independent, non-employee Directors. The Board has made the determination that all of the non-employee Directors are independent because they each meet the independence standards set forth in our corporate governance guidelines. The Board of Directors has determined that Mr. Crandall’s service on the audit committees of more than three public companies does not impair his ability to serve on Halliburton’s Audit Committee. During the last fiscal year, the Board of Directors met on 7 occasions, the Audit Committee met on 8 occasions, the Compensation Committee met on 5 occasions, the Health, Safety and Environment Committee met on 2 occasions, the Management Oversight Committee met on 5 occasions and the Nominating and Corporate Governance Committee met on 2 occasions. The non-employee Directors of the Board and the Management Oversight Committee each met in executive session, with no Company personnel present, on 5 occasions. Mr. W.R. Howell is our Lead Director, and in that capacity, he chairs the executive sessions of the Management Oversight Committee. Except for Mr. Lewis, who was absent from several meetings due to his new role and time commitment as President and CEO of Kmart Holding Corporation, no other member of the Board attended fewer than 75 percent of the total number of meetings of the Board and the committees on which he or she served during the last fiscal year. Our corporate governance guidelines provide that all Directors should attend our Annual Meeting, and all of our Directors attended the 2004 Meeting.

To foster better communication with our stockholders, we established a process for stockholders to communicate with the Audit Committee and the Board of Directors. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the New York Stock Exchange, or NYSE, and the Securities and Exchange Commission, or SEC. The methods of communication with the Board include mail, a dedicated telephone number and an e-mail address. Information regarding these methods of communication is on our website, www.halliburton.com, under “Corporate Governance”.

Halliburton’s Director of Business Conduct, a Company employee, reviews all stockholder communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit

Committee is promptly notified of any significant communication involving accounting, internal accounting controls, or auditing matters. The Chairman of the Management Oversight Committee is promptly notified of any other significant stockholder communications and communications addressed to a named Director are promptly sent to the Director. A report summarizing all communications is sent to each Director quarterly and copies of communications are available for review by any Director.

Members of the Committees of the Board of Directors

	Audit Committee	Compensation Committee	Health, Safety and Environment	Management Oversight Committee	Nominating and Corporate Governance Committee
Robert L. Crandall	X*	X		X
Kenneth T. Derr	X	X*		X	X
Charles J. DiBona			X*	X	X
W. R. Howell	X	X		X*
Ray L. Hunt				X	X*
Aylwin B. Lewis		X	X	X
J. Landis Martin	X		X	X
Jay A. Precourt		X	X	X
Debra L. Reed			X	X	X
C. J. Silas	X	X		X

*	Chairman

Audit Committee

The Audit Committee’s role is one of oversight, while Halliburton’s management is responsible for preparing financial statements. The independent accounting firm appointed to audit our financial statements (the “principal independent accountants”) is responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to Halliburton’s financial statements or any professional certification as to the principal independent accountants’ work. The following functions are the key responsibilities of the Audit Committee in carrying out its oversight:

•	recommending the appointment of the principal independent accountants to the Board of Directors, and together with the Board of Directors being responsible for the appointment, compensation, retention and oversight of the work of the principal independent accountants;
•	reviewing the scope of the principal independent accountants’ examination and the scope of activities of the internal audit department;
•	reviewing Halliburton’s financial policies and accounting systems and controls;
•	reviewing audited financial statements and interim financial statements;
•	preparing a report for inclusion in Halliburton’s proxy statement regarding the Audit Committee’s review of audited financial statements for the last fiscal year which includes a statement on whether it recommends that the Board include those financial statements in the Annual Report on Form 10-K;
•	approving the services to be performed by the principal independent accountants; and
•	reviewing and assessing the adequacy of the Audit Committee’s Charter annually and recommending revisions to the Board.

The Audit Committee also reviews Halliburton’s compliance with its Code of Business Conduct which was formally adopted by the Board in 1992. The Audit Committee meets separately with the principal independent accountants, internal auditors and management to discuss matters of concern, and to receive recommendations or suggestions for change and to exchange relevant views and information.

Compensation Committee

The primary function of the Compensation Committee is to ensure that the Company’s compensation program is effective in attracting, retaining and motivating key employees, that it reinforces business strategies and objectives for enhanced stockholder value and that the program is administered in a fair and equitable manner consistent with established policies and guidelines.

The Compensation Committee’s responsibilities include, but are not limited to:

•	determining and approving the Chief Executive Officer’s (CEO) compensation level based on the evaluation of the CEO’s performance by the Management Oversight Committee in light of the goals and objectives set by these Committees;
•	producing a compensation committee report on executive compensation as required by the SEC to be included in Halliburton’s annual proxy statement;
•	taking part in an annual performance evaluation of the Compensation Committee;
•	developing and approving an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;
•	reviewing and approving all actions relating to compensation, promotion and employment-related arrangements for specified officers of Halliburton, its subsidiaries and affiliates;
•	establishing performance criteria and reward schedules under Halliburton’s annual incentive pay plans and Performance Unit Program and certifying the performance level achieved and reward payments at the end of each plan year or three-year cycle;
•	approving any other incentive or bonus plans applicable to specified officers of Halliburton, its subsidiaries and affiliates;
•	administering awards under Halliburton’s 1993 Stock and Incentive Plan and its Supplemental Executive Retirement Plan;
•	selecting an appropriate comparator group against which Halliburton’s total executive compensation program is measured;
•	reviewing and approving or recommending to the Board, as appropriate, major changes to, and taking administrative actions associated with, any other forms of non-salary compensation under its purview;
•	reviewing and approving the stock allocation budget among all employee groups within Halliburton;
•	monitoring and reviewing periodically overall compensation program design and practice to ensure continued competitiveness, appropriateness and alignment with established philosophies, strategies and guidelines;
•	reviewing and approving appointments to the Administrative Committee which oversees the day-to-day administration of certain non-qualified executive compensation plans; and
•	retaining persons having special competence (including consultants and other third-party service providers) as necessary to assist the Committee in fulfilling its responsibilities and maintaining the sole authority to retain and terminate these persons, including the authority to approve fees and other retention terms.

Health, Safety and Environment Committee

The Health, Safety and Environment Committee’s responsibilities include, but are not limited to:

•	reviewing and assessing Halliburton’s health, safety and environmental policies and practices and proposing modifications or additions as needed;
•	overseeing the communication and implementation of these policies throughout Halliburton;
•	reviewing annually the health, safety and environmental performance of Halliburton’s operating units and their compliance with applicable policies and legal requirements; and
•	identifying, analyzing and advising the Board on health, safety and environmental trends and related emerging issues.

Management Oversight Committee

The Management Oversight Committee’s responsibilities include, but are not limited to:

•	evaluating the performance of the Chief Executive Officer;
•	reviewing succession plans for senior management of Halliburton and its major operating units;
•	evaluating management development programs and activities; and
•	reviewing other internal matters of broad corporate significance.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	reviewing periodically the corporate governance guidelines adopted by the Board of Directors and recommending revisions to the guidelines as appropriate;
•	developing and recommending to the Board for its approval an annual self-evaluation process of the Board and its committees. The Committee shall oversee the annual self-evaluations;
•	reviewing and periodically updating the criteria for Board membership and evaluating the qualifications of each Director candidate against the criteria;
•	assessing the appropriate mix of skills and characteristics required of Board members;
•	identifying and screening candidates for Board membership;
•	establishing procedures for stockholders to recommend individuals for consideration by the Committee as possible candidates for election to the Board;
•	reviewing annually each Director’s continuation on the Board and recommending to the Board a slate of Director nominees for election at the Annual Meeting of Stockholders;
•	recommending candidates to fill vacancies on the Board;
•	reviewing periodically the status of each Director to assure compliance with the Board’s policy that at least two-thirds of Directors meet the definition of independent Director;
•	reviewing the Board’s committee structure, and recommending to the Board for its approval Directors to serve as members and as Chairs of each committee;
•	reviewing annually any stockholder proposals submitted for inclusion in Halliburton’s proxy statement and recommending to the Board any Halliburton statements in response;
•	reviewing periodically Halliburton’s Director compensation practices, conducting studies and recommending changes, if any, to the Board; and
•	reporting regularly on Committee activities and findings to the Board.

Stockholder Nominations of Directors. Nominations by stockholders may be made at an Annual Meeting of Stockholders in the manner provided in our By-laws. The By-laws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to the Vice President and Secretary at the address set forth on page 2 of this proxy statement, and must be received at our principal executive offices not less than ninety (90) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice shall set forth:

•	as to each person the stockholder proposes to nominate for election or reelection as a Director:
•	the name, age, business address and residence address of the person;
•	the principal occupation or employment of the person;
•	the class and number of shares of Halliburton common stock that are beneficially owned by the person; and
•	all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	as to the stockholder giving the notice:
•	the name and record address of the stockholder; and
•	the class and number of shares of Halliburton common stock that are beneficially owned by the stockholder.

The proposed nominee may be required to furnish other information as Halliburton may reasonably require to determine the eligibility of the proposed nominee to serve as a Director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Qualifications of Directors. Candidates nominated for election or reelection to the Board of Directors should possess the following qualifications:

•	personal characteristics:
•	highest personal and professional ethics, integrity and values;
•	an inquiring and independent mind; and
•	practical wisdom and mature judgment;
•	broad training and experience at the policy-making level in business, government, education or technology;
•	expertise that is useful to Halliburton and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;
•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;
•	commitment to serve on the Board for several years to develop knowledge about Halliburton’s principal operations;
•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and
•	involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to Halliburton and its stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates.

Process for the Selection of New Directors. The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, Halliburton management, and stockholders. The Committee may retain an independent executive search firm to identify candidates for consideration. The Committee retained the executive search firm, Korn/Ferry International, to assist its search in identifying and evaluating Director nominees. Mr. Gillis was recommended as a nominee by a non-management Director. A stockholder who wishes to recommend a prospective candidate should notify Halliburton’s Vice President and Secretary, as described in this proxy statement.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Halliburton seeks to enhance the Company’s value by providing a broad spectrum of high quality services and related products within the energy services and engineering and construction business segments in which Halliburton operates. We believe that Halliburton’s total compensation package for executives should emphasize compensation plans that are linked to measures of both absolute and relative performance.

Our charter makes us responsible for overseeing Halliburton’s overall compensation philosophy and objectives and gives us specific responsibility for reviewing, approving and monitoring the compensation program for senior executives of Halliburton and its business units. Our principal function is to ensure that Halliburton’s compensation program is effective in attracting, retaining and motivating key employees, that it reinforces business strategies and objectives consistent with the Company’s goals and that it is administered in a fair and equitable manner consistent with established policies and guidelines.

Overall Executive Compensation Philosophy and Strategy

The primary objectives of Halliburton’s total compensation package for senior executives are to:

•	emphasize operating performance drivers; and
•	establish and maintain competitive executive compensation programs that enable Halliburton to attract, retain and motivate high caliber executives who will assure the long-term success of the business.

Halliburton’s compensation program is designed and regularly reviewed to ensure that the program’s components support Halliburton’s strategies and motivate employees to achieve business success. In determining what we deem to be appropriate types and amounts of compensation for executive officers, we consult with outside compensation consultants and review compensation data obtained from independent sources.

In the design and administration of executive compensation programs, we generally target current market levels of compensation at the 50th percentile for good performance and between the 50th and 75th percentile competitive level for outstanding performance. In doing so, we consider the market data for a comparator group which reflects the markets in which Halliburton competes for business and people. The comparator group is composed of:

•	specific peer companies within the energy services and engineering and construction industries; and
•	selected companies from general industry having similar revenue size, number of employees and market capitalization and which, in our opinion, provide comparable references.

Regression analysis is used in assessing all market compensation data to provide appropriate comparisons based on company size, complexity and performance, and individual role and job content. A consistent present value methodology is used in assessing stock-based and other long-term incentive awards.

The focus and mix of executive compensation elements and opportunities are tailored by individual position to reflect an appropriate balance among fixed and variable pay, short and long-term focus, business/organization unit or corporate accountability.

Our executive compensation program consists of:

•	a cash base salary;
•	an annual incentive program;
•	long-term incentive awards; and
•	supplemental retirement and other executive benefits.

2004 Special Compensation-Related Considerations

As reported in the 2004 proxy statement Report on Executive Compensation, discretionary cash payments were made in February 2004 to selected Named Executive Officers and key members of management, principally at the corporate level. These payments were made to recognize the ongoing efforts of such executives as they continued to manage several significant matters affecting the Company, primarily the continuation of the asbestos and silica settlement and associated matters.

These matters had particular impact on executives and staff in the areas of corporate management, legal, finance, treasury and investor relations who did not receive incentive payments due to consolidated company performance not reaching the required threshold level in 2003.

In considering the size of such discretionary payments, the Committee considered the following:

•	2003 capital structure and operational progress;
•	positive stock market reaction to company strategy;
•	impact of asbestos on 2003 incentive targets and subsequent awards;
•	internal equity; and
•	retention.

To maintain internal equity, the Committee agreed that no amount received as a discretionary cash payment (as a percent of salary) should be higher than that received by a similarly situated executive in a business unit that met 2003 performance expectations and received an incentive payment as a result. Such discretionary payments totaled $2,534,700 and were made to 34 corporate employees including payments to Messrs. Lesar, Gibson, Gaut, Cornelison, and McCollum. No other discretionary payments were made to the Named Executive Officers in 2004.

Base Salary

Executive salaries are referenced to market data for comparable positions within the comparator group. In addition to considering market comparisons in making salary decisions, we exercise discretion and judgment based on the following factors:

•	level of responsibility;
•	experience in current role and equitable compensation relationships among all Halliburton executives;
•	performance; and
•	external factors involving competitive positioning and general economic conditions.

No specific formula is applied to determine the weight of each factor.

The Committee approved a 5% pay increase for Mr. Lesar in 2004 raising his annual base salary from $1,200,000 to $1,260,000. This increase served to recognize Mr. Lesar’s continued outstanding performance and leadership as the Company entered the final stages of resolving the asbestos and silica settlement as well as other outstanding issues facing the Company.

Mr. Cornelison also received a base salary increase in 2004 adjusting his pay to reach competitive market levels. Messrs. Gibson, Gaut and McCollum received adjustments of 5% or less. Mr. Lane’s pay was increased during 2004 as a result of his promotion to CEO of KBR. His pay will be adjusted further in 2005 in recognition of his most recent promotion to Chief Operating Officer and to reach competitive pay levels for such position. Overall, adjustments to executive salaries made in 2004 were minimal except those recognizing promotions, significant changes in job responsibilities or where an executive’s pay was considerably lower than market data at the 50th percentile.

Annual Incentive Plans

In 1995, we established the Annual Performance Pay Plan to provide a means to link total compensation to Halliburton’s performance, as measured by cash value added, or CVA. CVA measures the difference between after tax cash income and a capital charge, based upon Halliburton’s weighted average cost of capital, to determine the amount of value, in terms of cash flow, added to Halliburton’s business. Since the inception of the Plan, CVA has provided a close correlation to total stockholder return, notwithstanding the reduced stock price resulting from Halliburton’s asbestos-related issues in recent years. We believe the long-term viability of CVA will continue to be an astute proxy for total stockholder return.

At the beginning of each plan year, we establish a reward schedule that aligns given levels of CVA performance beyond a threshold level with reward opportunities. The level of achievement of annual CVA performance determines the dollar amount of incentive compensation payable to participants.

Officers of Halliburton and its business units and specific senior managers were eligible to participate in the Annual Performance Pay Plan during 2004. In 2004, consolidated CVA performance exceeded the maximum level due to the exceptional performance of the Energy Services Group. Accordingly, Mr. Lesar and the other executives named in the Summary Compensation Table earned annual incentive compensation for the year in the amounts shown in the Summary Compensation Table.

Long-Term Incentive Plans

Halliburton uses long-term incentives to achieve the following objectives:

•	reward consistent achievement of value creation and operating performance goals;
•	align management with stockholder interests; and
•	encourage long-term perspectives and commitment.

Our 1993 Stock and Incentive Plan (the “1993 Plan”) provides for a variety of cash and stock-based awards, including stock options, restricted stock, and performance shares, among others. Under the 1993 Plan, we may, in our discretion, select from among these types of awards to establish individual long-term incentive awards.

In 2004 we continued our strategy of using a combination of vehicles to meet our long-term incentive objectives. These included restricted stock and performance units as well as stock options. The appropriate mix was determined based on level within the organization. At the executive level, we placed particular emphasis on operations-based incentives, such as performance units, in addition to stock options and restricted stock.

By granting a mix of long-term incentives, the Company expects to effectively address volatility in our industry and in the stock market — sustaining more value and preserving an incentive to meet performance goals. In addition to assuring judicious use of Company shares, we believe that this strategy will also achieve enhanced stockholder value through performance goals that use operating performance as the primary measure of success.

Our determination of the size of equity-based grants to executive officers are based on market references to long-term incentive compensation for comparable positions within the comparator group and on our subjective assessment of organizational roles and internal job relationships. In 2004, the Named Executive Officers received stock options, restricted stock awards and performance unit awards as listed in the applicable Compensation Tables.

In 2004, we continued to expand participation in the Performance Unit Program to a broader group of key executives. The Performance Unit Program is a long-term program designed to provide key executives with specified incentive opportunities contingent on the level of achievement of pre-established corporate performance objectives and continued employment. The 2004 cycle began on January 1, 2004 and will end on December 31, 2006 (the “2004 Cycle”). Performance is measured by Company consolidated Return on Capital Employed (“ROCE”) compared to both absolute goals and results achieved by comparator companies. Individual incentive opportunities are established based on market references. The Program allows for rewards to be paid in cash, stock or a combination thereof. The 2002 cycle officially ended on December 31, 2004. Results for this cycle of the Program included the achievement of performance just above the Threshold level on absolute measures and in between Threshold and Plan levels on relative measures. Reward amounts earned by applicable Named Executive Officers are listed in the Summary Compensation Table. Rewards for the 2002 cycle were paid in cash.

In 2002, we established a temporary program to pay dividend equivalents on outstanding stock options to all actively-employed option holders. This temporary program served to enhance the Company’s ability to retain and motivate key employees by offsetting lost equity compensation associated with the decline in share price resulting from continued investor concerns regarding our asbestos liability. The program was very well received by option holders and was continued through 2004 and then terminated. In 2004, stock option dividend equivalents earned for Messrs. Lesar, Gibson, Gaut, Cornelison, Lane and McCollum equaled $680,694, $45,900, $78,970, $37,079, $22,492, and $12,500, respectively.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan was established to provide retirement benefits to key executives. Determinations as to who will receive an allocation for a particular plan year and the amount of the allocation are made in our sole discretion. However, in making our determinations, we consider guidelines that include references to:

•	retirement benefits provided from other company programs;
•	compensation;
•	length of service; and
•	years of service to normal retirement.

Contributions are allocated with a goal of achieving a 75% base pay replacement assuming retirement at age 65 with 25 or more years of service.

In 2004, we authorized a retirement allocation of $254,000 for Mr. Lesar under the terms of the Plan. Messrs. Gaut, Cornelison, Lane and McCollum also received retirement allocations in 2004 as listed in Footnote 5 to the Summary Compensation Table.

Other Benefits and Perquisites

Halliburton makes limited use of perquisites for executives. We believe the few perquisites which are provided are reasonable, and contribute to our ability to attract and keep our senior management.

Our executives do not have company cars or car allowances and their health care and insurance coverage is the same as that provided to all active employees. Club memberships for business purposes are limited and provided on an as needed basis. The Company does not pay for any club memberships for Mr. Lesar.

A taxable allowance for executive financial planning is provided and ranges from $7,500 to a maximum of $15,000 per year, based on position. Because Halliburton values the health and welfare of its executives, a physical examination is also provided to executives each year.

The Board requires executive security risk assessments to be conducted periodically, as part of a general security program covering selected senior executives. Such program also provides for adequate security measures to be put in place at the personal residences of such executives.

We believe the costs associated with the security measures mentioned above are legitimate business expenses, necessitated by our high public profile and due in part to threats against the Company, its operations and management.

For security purposes and at the direction of the Board, Mr. Lesar utilizes a Company plane for all business and personal air travel. Because these costs are incurred as a result of business-related concerns and are not perquisites maintained for the benefit of Mr. Lesar, the Company has not included such costs in the Other Annual Compensation column of the Summary Compensation Table.

Nonetheless, in the interest of transparency, we have disclosed the costs to the Company of Mr. Lesar’s use of Company planes for personal travel in footnote 2 in the Summary Compensation Table.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the chief executive officer or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing executive compensation programs, we consider all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, we have attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our executive compensation philosophy, however we may from time to time pay compensation to our executive officers that may not be fully deductible.

The 1993 Stock and Incentive Plan, as amended and restated effective May 18, 2004, enables qualification of stock options, stock appreciation rights and performance share awards as well as short-term and long-term cash performance plans under Section 162(m).

We believe that the interests of Halliburton and its stockholders are well served by the executive compensation programs currently in place. These programs encourage and promote Halliburton’s compensation objectives and permit the exercise of our discretion in the design and implementation of compensation packages. We will continue to review our executive compensation plans periodically to determine what changes, if any, should be made.

Respectfully submitted,

THE COMPENSATION COMMITTEE
OF DIRECTORS*

Kenneth T. Derr, Chairman
Robert L. Crandall
W. R. Howell
Aylwin B. Lewis
Jay A. Precourt
C. J. Silas

*	The Compensation Committee is composed entirely of independent directors in accord with the New York Stock Exchange listing standards.

COMPARISON OF CUMULATIVE TOTAL RETURN

The following graph compares the cumulative total stockholder return on our common stock for the five-year period ended December 31, 2004, with the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Energy Composite Index over the same period. This comparison assumes the investment of $100 on December 31, 1999 and the reinvestment of all dividends. The stockholder return set forth on the chart below is not necessarily indicative of future performance.

Total Stockholders’ Return — Five Years
Assumes Investment of $100 on December 31, 1999 and Reinvestment of Dividends

Halliburton
S&P 500
S&P Energy
200
175
150
125
100
75
50
25
0
12/99
12/00
12/01
12/02
12/03
12/04

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Halliburton	100	91.12	33.45	49.24	69.95	107.23
S&P 500	100	90.89	80.08	62.39	80.28	89.02
S&P Energy	100	115.68	103.65	92.12	115.73	152.23

The following four tables set forth information regarding the Chief Executive Officer and the next five most highly compensated executive officers of Halliburton (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
David J. Lesar	2004	1,260,000	3,470,000		5,421,530	169,000	827,310	396,926
Chairman of the Board, President	2003	1,200,000	1,008,333	—	0	0	1,956,563	426,528
and Chief Executive Officer	2002	1,100,000	1,719,972	—	4,482,368	0	N/A	448,678
of the Company

Albert O. Cornelison, Jr.	2004	500,000	875,000		1,305,433	44,940	N/A	234,085
Executive Vice President and	2003	432,000	212,667	—	0	0	N/A	200,141
General Counsel of the Company(6)	2002	N/A	N/A	—	N/A	0	N/A	N/A

C. Christopher Gaut	2004	525,000	882,500		1,483,039	49,400	N/A	162,178
Executive Vice President and	2003	416,667	100,000	—	615,000	100,000	N/A	136,667
Chief Financial Officer of the	2002	N/A	N/A	—	N/A	N/A	N/A	N/A
Company(6)

John W. Gibson, Jr.	2004	630,528	888,984		822,808	32,940	N/A	6,648,566
President and Chief Executive	2003	600,000	352,917	—	0	0	303,801	241,556
Officer of Halliburton Energy	2002	N/A	N/A	—	N/A	N/A	N/A	N/A
Services, Inc.(6)

Andrew R. Lane	2004	365,015	300,000		1,566,812	26,920	N/A	119,300
Executive Vice President and	2003	N/A	N/A	—	N/A	N/A	N/A	N/A
Chief Operating Officer of	2002	N/A	N/A	—	N/A	N/A	N/A	N/A
the Company(6)

Mark A. McCollum	2004	350,000	350,000		193,050	4,500	N/A	104,800
Senior Vice President and	2003	N/A	N/A	—	N/A	N/A	N/A	N/A
Chief Accounting Officer of	2002	N/A	N/A	—	N/A	N/A	N/A	N/A
the Company(6)

(1)	The amounts disclosed include cash retention bonus payments made in 2003 for the 2002 Retention Awards for Messrs. Lesar, Cornelison and Gibson, and a signing bonus for Mr. Gaut. For 2004, the amounts include discretionary cash payments for Mr. Lesar — $950,000, Mr. Cornelison — $225,000, Mr. Gaut — $200,000, and Mr. Gibson — $305,000, as well as payments under the 2004 Annual Performance Pay Plan for Mr. Lesar — $2,520,000, Mr. Cornelison — $650,000, Mr. Gaut — $682,500, Mr. Gibson — $583,984, Mr. Lane — $209,000 and Mr. McCollum — $350,000. In recognition of his performance in 2004 the Board awarded Mr. Lane an additional bonus of $91,000. This award was paid in 2005.
(2)	The dollar value of perquisites and other personal benefits for each of the named executive officers was less than established reporting thresholds. For security purposes and at the direction of the Board, Mr. Lesar utilizes a Company plane for all business and personal air travel. We believe the costs associated with this travel are a legitimate business expense, necessitated by our high public profile and due in part to threats against the Company, its operations and management. Because the costs of these services are incurred as a result of business-related concerns and are not perquisites maintained for the benefit of Mr. Lesar, the Company has not included such costs in the Other Annual Compensation column. Nonetheless, in the interest of transparency, we are disclosing the following incremental costs to the Company of Mr. Lesar’s use of Company planes for personal travel for 2004 — $117,974; 2003 — $135,726; and 2002 — $60,787.

(3)	In 2002, Mr. Lesar was granted 308,810 shares with restrictions lapsing over 10 years. In 2003, Mr. Gaut was granted 30,000 shares with restrictions lapsing over 10 years. In 2004, each of the above individuals were granted shares with restrictions lapsing over 5 years, as follows: Mr. Lesar — 173,000; Mr. Cornelison — 44,110; Mr. Gaut — 48,710; Mr. Gibson — 31,610; Mr. Lane — 46,700; and Mr. McCollum — 5,000. Dividends are paid on the restricted shares. The total number and value of restricted shares held by each of the above individuals as of December 31, 2004 were as follows:

Name	Total Restricted Shares	Aggregate Market Value
Mr. Lesar	644,575	25,293,123
Mr. Cornelison	67,114	2,633,553
Mr. Gaut	75,710	2,970,860
Mr. Gibson	120,267	4,719,277
Mr. Lane	68,296	2,679,935
Mr. McCollum	13,000	510,120

(4)	Payouts from the Performance Unit Program for the 2001 cycle that began on January 1, 2001 and ended on December 31, 2003 and the 2002 cycle that began on January 1, 2002 and ended on December 31, 2004. As a result of his termination, Mr. Gibson forfeited his participation in the 2002 cycle and did not receive a payout.
(5)	“All Other Compensation” includes the following accruals for or contributions to various plans for the fiscal year ending December 31, 2004: (i) 401(k) plan matching contributions for Mr. Lesar — $8,200, Mr. Cornelison — $5,500, Mr. Gaut — $8,000, Mr. Gibson — $8,188, Mr. Lane — $5,240, and Mr. McCollum — $0; (ii) benefit restoration accruals for Mr. Lesar — $84,400, Mr. Cornelison — $23,600, Mr. Gaut — $25,600, Mr. Gibson — $0, Mr. Lane — $12,801, and Mr. McCollum — $11,600; (iii) supplemental executive retirement plan contributions for Mr. Lesar — $254,000, Mr. Cornelison — $188,000, Mr. Gaut — $120,000, Mr. Gibson — $0, Mr. Lane — $92,000, and Mr. McCollum — $85,000; (iv) above-market earnings on benefit restoration account for Mr. Lesar — $29,627, Mr. Cornelison — $8,785, Mr. Gaut — $378, Mr. Gibson — $2,065, Mr. Lane — $1,059, and Mr. McCollum — $0; and (v) above-market earnings on amounts deferred under elective deferral plans for Mr. Lesar — $12,499, Mr. Cornelison — $0, Mr. Gaut — $0, Mr. Gibson — $352, Mr. Lane — $0, and Mr. McCollum — $0. Additionally, for Mr. Gibson, the amount includes $1,250,000 in cash severance and $5,387,962 in restricted stock, which vested in accordance with the terms of his employment agreement.
(6)	Mr. Cornelison became an executive officer on May 15, 2002; Mr. Gaut became an executive officer on March 3, 2003; Mr. Gibson became an executive officer on January 13, 2003 and ceased to be an executive officer on December 2, 2004; Mr. Lane became an executive officer on July 21, 2004; and Mr. McCollum became an executive officer on August 26, 2003.

OPTION GRANTS FOR FISCAL 2004

Individual Grants(1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)		Expiration Date		Grant Date Present Value $(2)
David J. Lesar	100,000	4.45	26.03		1/2/2014		$ 1,192,149
	69,000	3.07	38.61		12/2/2014		1,220,128
Albert O. Cornelison, Jr.	32,940	1.46	26.03		1/2/2014		392,694
	12,000	0.53	38.61		12/2/2014		212,196
C. Christopher Gaut	32,940	1.46	26.03		1/2/2014		392,694
	16,500	0.73	38.61		12/2/2014		291,770
John W. Gibson, Jr.	32,940	1.47	26.03		1/2/2014		392,694
Andrew R. Lane	8,020	0.36	28.86		3/16/2014		106,005
	18,900	0.84	38.61		12/2/2014		334,209
Mark A. McCollum	4,500	0.20	38.61		12/2/2014		79,574

All Optionees	2,247,797	100.00	29.21	(3)		(3)	30,070,842

(1)	All options granted under the 1993 Plan are granted at the fair market value of the common stock on the grant date and generally expire ten years from the grant date. During employment, options vest over a three year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date. The options granted to designated executives are transferable by gift to individuals and entities related to the optionee, subject to compliance with guidelines adopted by the Compensation Committee.
(2)	In previous years we have reported the value of options using the potential realizable value method in accordance with SEC rules. In anticipation of mandatory stock option expensing under SFAS No. 123R issued by the Financial Accounting Standards Board (FASB), we have elected to report the present value at grant date of awards made in 2004. These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating these values: expected option term, 5 years; risk-free rate of return, 3.65%; expected volatility, 54.30%; and expected dividend yield, 1.27%.
(3)	The exercise price shown is an average of the price of all options granted in 2004. Options expire on one or more of the following dates: February 2, 2014, March 16, 2014, July 1, 2014, July 20, 2014, July 21, 2014, July 23, 2014, August 1, 2014, August 2, 2014, August 17, 2014, August 19, 2014, September 29, 2014, October 5, 2014, October 8, 2014, October 15, 2014, October 18, 2014, October 29, 2014, November 1, 2014, December 1, 2014, December 2, 2014, and December 15, 2014.

AGGREGATED OPTION EXERCISES IN FISCAL 2004
AND DECEMBER 31, 2004 OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (Shares)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David J. Lesar	12,002	442,804	922,304	246,204	3,298,949	1,958,169
Albert O. Cornelison, Jr.	0	0	29,038	48,877	157,504	472,973
C. Christopher Gaut	0	0	33,334	116,106	624,679	1,694,853
John W. Gibson, Jr.	119,970	4,704,528	50,500	0	0	0
Andrew R. Lane	0	0	28,588	29,507	112,845	115,049
Mark A. McCollum	0	0	6,667	17,833	99,405	201,630

Long-Term Incentive Compensation

The Performance Unit Program was established in 2001 to provide selected key executives with incentive opportunities based on the level of achievement of pre-established corporate performance objectives over three-year performance cycles. The purpose of the program is to reinforce Halliburton’s objectives for sustained long-term performance and value creation as well as reinforce strategic planning processes and balance short and long-term decision making.

Performance measures for the three-year cycle that began January 1, 2004, combine relative and absolute components tied to Halliburton’s consolidated weighted average return on capital employed (ROCE). A performance matrix combining both the actual achievement of pre-established ROCE levels (Absolute Goal) and Halliburton’s ROCE achievement level as compared to the comparator group (Relative Goal) is used to determine the percent of incentive opportunity achieved. The award is then calculated by multiplying the percent of incentive opportunity achieved by the target award. Payment may be made in cash, stock or a combination of cash and stock at the discretion of the Compensation Committee. No incentive will be earned or payment made under the Performance Unit Program for performance below the threshold level.

LONG-TERM INCENTIVE PLANS — AWARDS IN FISCAL 2004

		Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Performance Category January 1, 2004 Salary ($)	Performance Or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
David J. Lesar	1,260,000	2004–2006	945,000	1,890,000	3,780,000
Albert O. Cornelison, Jr.	500,000	Fiscal Years	187,500	375,000	750,000
C. Christopher Gaut	525,000		196,875	393,750	787,500
John W. Gibson, Jr.*	625,000		234,375	468,750	937,500
Andrew R. Lane	300,000		60,000	120,000	240,000
Mark A. McCollum	350,000		70,000	140,000	280,000

*	Mr. Gibson was a participant in the Long-Term Incentive Plan until December 2, 2004 when all his opportunities for reward were forfeited upon his resignation. Numbers are shown by his name for information purposes only.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	18,506,660	$31.48	25,763,789
Equity compensation plans not approved by security holders	—	—	—
Total	18,506,660	$31.48	25,763,789

Note:	There are 923,558 shares with a weighted average exercise price of $37.18 to be issued upon exercise of outstanding options that were assumed in the 1998 Dresser merger, the 1996 Landmark acquisition and other business combinations. No further grants can be issued under these assumed plans.

EMPLOYMENT CONTRACTS AND
CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

Mr. Lesar. Mr. Lesar entered into an employment agreement with Halliburton as of August 1, 1995 which provides for his employment as Executive Vice President and Chief Financial Officer of Halliburton. The agreement also provides that, while Mr. Lesar is employed by Halliburton, management will recommend to the Compensation Committee:

•	annual supplemental retirement benefit allocations under the Supplemental Executive Retirement Plan; and
•	annual grants of stock options under Halliburton’s 1993 Stock and Incentive Plan, or 1993 Plan.

These recommendations are to be consistent with the criteria utilized by the Compensation Committee for similarly situated executives.

Under the terms of his employment agreement, in the event Mr. Lesar is involuntarily terminated by Halliburton for any reason other than termination for cause (as defined in the agreement), Halliburton is obligated to pay Mr. Lesar a severance payment equal to:

•	the value of any restricted shares that are forfeited because of termination; and
•	five times his annual base salary.

Mr. Cornelison. Mr. Cornelison entered into an employment agreement with Halliburton on May 15, 2002, which provides for his employment as Vice President and General Counsel. Mr. Cornelison’s employment agreement also provides for an annual salary of not less than $332,000 and participation in Halliburton’s Annual Performance Pay Plan.

Mr. Gaut. Mr. Gaut entered into an employment agreement with Halliburton on March 3, 2003, which provides for his employment as Executive Vice President. Mr. Gaut’s employment agreement also provided for his subsequent appointment as Chief Financial Officer, an annual salary of not less than $500,000 and participation in Halliburton’s Annual Performance Pay Plan. In addition, Mr. Gaut was granted 30,000 restricted shares and 100,000 stock options under the 1993 Plan.

Mr. Lane. Mr. Lane entered into an employment agreement with Halliburton Energy Services, Inc., on January 1, 1999, which provides for his employment as a Divisional Vice President. Mr. Lane’s employment agreement also provides for an annual salary of not less than $124,296 and participation in Halliburton’s Annual Performance Pay Plan.

Mr. McCollum. Mr. McCollum entered into an employment agreement with Halliburton on August 25, 2003, which provides for his employment as Senior Vice President and Chief Accounting Officer. Mr. McCollum’s employment agreement also provides for an annual salary of not less than $350,000 and participation in Halliburton’s Annual Performance Pay Plan. In addition, Mr. McCollum was granted 10,000 restricted shares and 20,000 stock options under the 1993 Plan.

Under the terms of the employment agreements with Messrs. Cornelison, Gaut, Lane and McCollum, if any of these executives are terminated for any reason other than voluntary termination (as defined in the agreements), death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, or termination by Halliburton for cause (as defined in the agreements), the executive is entitled to severance payments equal to:

•	the value of any restricted shares that are forfeited because of termination;
•	two years’ base salary;

•	any unpaid bonus earned in prior years; and
•	any bonus payable for the year in which his employment is terminated determined as if he had remained employed for the full year.

Mr. Gibson. Mr. Gibson entered into an employment agreement with Halliburton and Halliburton’s subsidiary Landmark Graphics Corporation on January 1, 2000, which provided for his employment as Chief Operating Officer of Landmark. Mr. Gibson’s employment agreement also provided for an annual salary of not less than $360,000 and participation in Halliburton’s Annual Performance Pay Plan, and severance terms essentially similar to those in the above paragraph. On December 2, 2004, Mr. Gibson’s employment with Halliburton terminated, and his severance agreement was signed on February 25, 2005. The “All Other Compensation” column in the Summary Compensation Table contains Mr. Gibson’s severance pay of two years’ base salary, plus the value of the restricted stock upon which restrictions lapsed as of his termination date.

Change-In-Control Arrangements

Under the 1993 Plan, in the event of a Corporate Change, unless an Award Document otherwise provides, as of the Corporate Change Effective Date, the following will occur automatically:

•	any outstanding Options and Stock Appreciation Rights shall become immediately vested and fully exercisable;
•	any restrictions on Restricted Stock Awards shall immediately lapse;
•	all performance measures upon which an outstanding Performance Award is contingent shall be deemed achieved and the Holder shall receive a payment equal to the maximum amount of the Award he or she would have been entitled to receive, prorated to the Corporate Change Effective Date; and
•	any outstanding cash Awards including, but not limited to, Stock Value Equivalent Awards, shall immediately vest and be paid based on the vested value of the award.

Under the Annual Performance Pay Plan:

•	in the event of a change-in-control during a plan year, a participant will be entitled to an immediate cash payment equal to the maximum dollar amount he or she would have been entitled to for the year, prorated through the date of the change-in-control; and
•	in the event of a change-in-control after the end of a plan year but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for the plan year.

Under the Performance Unit Program:

•	in the event of a change-in-control during a performance cycle, a participant will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to receive for the performance cycle, prorated to the date of the change-in-control; and
•	in the event of a change-in-control after the end of a performance cycle but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for that performance cycle.

Under the Employee Stock Purchase Plan, in the event of a change-in-control, unless the successor corporation assumes or substitutes new stock purchase rights:

•	the purchase date for the outstanding stock purchase rights will be accelerated to a date fixed by the Compensation Committee prior to the effective date of the change-in-control; and
•	on the effective date, any unexercised stock purchase rights will expire and Halliburton will promptly refund the unused amount of each participant’s payroll deductions.

DIRECTORS’ COMPENSATION

Directors’ Fees and Deferred Compensation Plan

All non-employee Directors receive an annual retainer of $40,000 and an attendance fee of $2,000 for each meeting of the Board of Directors and for each committee meeting attended. The Chairman of each committee also receives an additional $10,000 retainer annually for chairing a committee.

Under the Directors’ Deferred Compensation Plan, Directors are permitted to defer their fees, or a portion of their fees. A participant may elect, on a prospective basis, to have his or her deferred compensation account either credited quarterly with interest at the prime rate of Citibank, N.A. or translated on a quarterly basis into common stock equivalents. Distributions after retirement as a Director will be made either in a lump sum or in annual installments over a 5- or 10-year period, as determined in the discretion of the committee appointed to administer the plan. Distributions of common stock equivalents are made in shares of common stock, while distributions of deferred compensation credited with interest are made in cash. Messrs. Crandall, Derr, DiBona, Hunt, Lewis and Precourt and Ms. Reed have elected to participate in the plan.

Directors’ Restricted Stock Awards

Each non-employee Director receives an annual award of restricted shares of common stock as a part of his or her compensation in addition to the Directors’ annual retainer and attendance fees. Each non-employee Director participating in the Directors’ Retirement Plan described below receives an annual award of 1,400 restricted shares of common stock and each non-employee Director not participating in such plan, Messrs. Derr, Hunt, Lewis, Martin, and Precourt, and Ms. Reed, receives an annual award of 1,800 restricted shares of common stock.

Restricted shares may not be sold, assigned, pledged or otherwise transferred or encumbered until the restrictions are removed. Restrictions lapse following termination of Board service under specified circumstances, which include, among others, death or disability, retirement under the Director mandatory retirement policy, or early retirement after at least four years of service. During the restriction period, Directors have the right to vote, and to receive dividends on, the restricted shares. Any shares that under the plan’s provisions remain restricted following termination of service will be forfeited.

Directors’ Retirement Plan

The Directors’ Retirement Plan is closed to new Directors elected after May 16, 2000. Under the Directors’ Retirement Plan, each participant will receive an annual benefit upon the benefit commencement date. The benefit commencement date is the later of a participant’s termination date or attainment of age 65. The benefit will be equal to the last annual retainer for the participant for a period of years equal to the participant’s years of service on his or her termination date. Upon the death of a participant, benefit payments will be made to the surviving spouse, if any, over the remainder of the retirement benefit payment period. Years of service for each Director participant under the plan are: Mr. Crandall — 20, Mr. DiBona — 8, Mr. Howell — 14, and Mr. Silas — 12. Assets are transferred to State Street Bank and Trust Company, as Trustee, to be held under an irrevocable grantor trust to aid Halliburton in meeting its obligations under the Directors’ Retirement Plan. The principal and income of the trust are treated as assets and income of Halliburton for federal income tax purposes and are subject to the claims of general creditors of Halliburton to the extent provided in the plan.

Charitable Contributions

Matching Gifts. To further Halliburton’s support for charities, non-employee Directors are able to participate in Halliburton’s educational and not-for-profit hospital and medical foundation programs on the same terms as Halliburton’s employees. Under those programs, Halliburton may make a contribution in an amount equal to two times the amount contributed by the Director to an educational institution, not-for-profit hospital or medical foundation approved by the Halliburton Foundation. The maximum aggregate match is $50,000 per year. Halliburton has not made a charitable contribution to any charitable organization in which any Director serves as an executive officer, within the preceding three years, that exceeds in any single fiscal year the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

AUDIT COMMITTEE REPORT

Halliburton’s Audit Committee consists of Directors who, in the business judgment of the Board of Directors, are independent under Securities and Exchange Commission regulations and the New York Stock Exchange listing standards. In addition, in the business judgment of the Board of Directors, all five members of the Audit Committee, Robert L. Crandall, Kenneth T. Derr, W. R. Howell, J. Landis Martin and C. J. Silas, have accounting or related financial management experience required under the listing standards and have been designated by the Board of Directors as “audit committee financial experts”. We operate under a written charter, a copy of which is available on Halliburton’s website, www.halliburton.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

Under the charter, Halliburton’s management is responsible for preparing Halliburton’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants. The Audit Committee is not providing any expert or special assurance as to Halliburton’s financial statements or any professional certification as to the principal independent accountants’ work.

In fulfilling our oversight role for the year ended December 31, 2004, we:

•	reviewed and discussed Halliburton’s audited financial statements with management;
•	discussed with KPMG LLP, Halliburton’s principal independent accountants, the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit;
•	received from KPMG LLP the written disclosures and letter required by Independence Standards Board Standard No. 1; and
•	discussed with KPMG LLP its independence.

Based on our:

•	review of the audited financial statements,
•	discussions with management,
•	discussions with KPMG LLP, and
•	review of KPMG LLP’s written disclosures and letter,

we recommended to the Board of Directors that the audited financial statements be included in Halliburton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. Our recommendation considers our review of that firm’s qualifications as independent accountants for the Company. Our review also included matters required to be considered under Securities and Exchange Commission rules on auditor independence, including the nature and extent of non-audit services. In our business judgment the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm’s independence.

Respectfully submitted,

THE AUDIT COMMITTEE OF DIRECTORS

Robert L. Crandall, Chairman
Kenneth T. Derr
W. R. Howell
J. Landis Martin
C. J. Silas

FEES PAID TO KPMG LLP

During 2004 and 2003, Halliburton incurred the following fees for services performed by KPMG LLP:

	2004 (in millions)	2003 (in millions)
Audit fees	$20.0	$13.4
Audit-related fees	1.4	1.2
Tax fees	4.1	3.2
All other fees	1.5	6.6
Total	$27.0	$24.4

Audit Fees

Audit fees represent the aggregate fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2004 and December 31, 2003, and the related audit of internal control over financial reporting as of December 31, 2004. Audit fees also included the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, and the reviews of our financial statements included in the Forms 10-Q we filed for fiscal years 2004 and 2003.

Audit-Related Fees

Audit-related fees primarily include professional services rendered by KPMG LLP for audits of our employee benefit plans, audits of some of our subsidiaries relating to transactions, and advice and consultation related to our implementation of the provisions of Section 404 of the Sarbanes-Oxley Act.

Tax Fees

The aggregate fees for tax services primarily consisted of international tax compliance, and services related to our expatriate employees including tax services.

All Other Fees

All other fees comprise professional services rendered by KPMG LLP primarily related to work associated with the bankruptcy proceedings of our subsidiaries DII Industries, LLC, Kellogg Brown & Root, Inc. and other affected subsidiaries, the SEC investigation, immigration related services and other non recurring miscellaneous services.

Pre-Approval Policies and Procedures

The Audit Committee has established written pre-approval policies that require the approval by the Audit Committee of all services provided by KPMG LLP as the principal independent accountants that examine the financial statements and the books and records of Halliburton and all audit services provided by other independent accountants. The current version of the policy is attached to this proxy statement as Appendix B. All of the fees described above provided by KPMG LLP to Halliburton were approved in accordance with the policy. Our Audit Committee considered whether KPMG LLP’s provisions of tax services and All Other Fees as reported above is compatible with maintaining KPMG LLP’s independence as our principal independent accounting firm.

Work Performed by KPMG’s Full Time, Permanent Employees

KPMG LLP’s work on Halliburton’s audit was performed by KPMG LLP partners and employees.

PROPOSAL FOR RATIFICATION OF THE SELECTION OF AUDITORS
(Item 2)

KPMG LLP has examined Halliburton’s financial statements beginning with the year ended December 31, 2002. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of that firm as independent accountants to examine the financial statements and the books and records of Halliburton for the year ending December 31, 2005. The appointment was made upon the recommendation of the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in Halliburton. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with Halliburton in the capacity of promoter, underwriter, voting trustee, Director, officer or employee.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares of Halliburton’s common stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.

If the stockholders do not ratify the selection of KPMG LLP, the Board of Directors will reconsider the selection of independent accountants.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent accountants to examine the financial statements and books and records of Halliburton for the year 2005.

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STOCKHOLDER PROPOSAL ON SEVERANCE AGREEMENTS
(Item 3)

The Amalgamated Bank LongView Collective Investment Fund (the “Longview Fund”), located at 11–15 Union Square, New York, New York 10003, has notified Halliburton that it intends to present the resolution set forth below to the Annual Meeting for action by the stockholders. The Longview Fund’s supporting statement for the resolution, along with the Board of Directors’ statement in opposition, is set forth below. As of December 2, 2004, the Longview Fund beneficially owned 174,348 shares of Halliburton’s common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.

Proposal

RESOLVED: The shareholders of Halliburton Co. (“Halliburton” or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount that exceeds three times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; change in control agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include securities or the value of restricted shares or other stock; lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executives.

Supporting Statement

Halliburton has entered in a series of severance agreements, commonly known as “golden parachutes,” that allow senior executives to receive payment if they leave the Company in certain circumstances, as specified in the contracts.

The contract with CEO David J. Lesar provides that if he is involuntarily terminated for any reason other than cause, Halliburton must pay five times his base salary plus the value of any restricted shares that are forfeited because of termination.

The other top four executives have contracts allowing them in defined situations to recover two years’ base salary, the value of restricted shares that were forfeited because of the termination, any unpaid bonus earned in prior years, and the bonus payable for the current year had they remained employed for the full year.

The terms of these severance agreements are such that they would cost the Company over $40 million if they are ever exercised by the five most senior executives, assuming compensation at 2003 levels.

Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out more than three times the amount of an executive’s last salary and bonus.

The existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements.

It may not always be practical to obtain prior shareholder approval. Thus, Halliburton should have the option, in implementing this proposal, of seeking approval after the material terms of the agreement are agreed upon. Institutional investors such as the California Public Employees’ Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional

Investors favors shareholder approval if the amount payable exceeds 200% of the senior executives’ annual base salary.

We urge shareholders to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST this proposal. Halliburton’s statement in opposition is as follows:

The Board believes that this proposal, if adopted, would undermine Halliburton’s ability to attract and retain highly qualified senior executives. Halliburton must have the flexibility and ability to tailor and offer competitive employment packages to retain executives, as well as to motivate other valuable executives to accept employment with Halliburton. We believe adoption of this proposal would place Halliburton at a competitive disadvantage because it would arbitrarily limit Halliburton’s flexibility to design employment arrangements that would attract and retain qualified executives.

The Compensation Committee, all the members of which are independent Directors, determines whether Halliburton should enter into employment agreements with its top executive officers. All employment arrangements with the Chief Executive Officer must be recommended by the Compensation Committee, and are subject to further review and approval by the Board. In the event that the Compensation Committee determines that an employment agreement is in the best interests of Halliburton and its stockholders, we believe that Halliburton needs the flexibility to make an offer of employment and enter into an employment agreement without delay. This flexibility would be substantially undermined by a requirement for stockholder approval. Although the proposal states that stockholder approval can be obtained after the material terms of an agreement are agreed upon, this solution is not practical. In order to attract the key executives necessary for the operation of Halliburton’s business, it cannot afford to impose this kind of condition on the approval of an employment agreement. The types of executives that Halliburton seeks are typically being pursued by other companies as well, and Halliburton could lose these individuals to competitors that do not have the stockholder approval condition. Adoption of the proposal would require Halliburton to incur significant time and expense to convene a special stockholders’ meeting for the sole purpose of voting on this type of agreement or, alternatively, to delay finalizing such agreement until after its approval at the annual stockholders’ meeting. In either case, the Board believes that Halliburton would be placed at a competitive disadvantage in attracting qualified executives who do not want to be subject to the uncertainty created by the stockholder approval provision, if this proposal was adopted.

The Board of Directors recommends a vote AGAINST the proposal. Proxies solicited by the Board will be voted against the proposal unless instructed otherwise.

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STOCKHOLDER PROPOSAL ON DIRECTOR ELECTION VOTE THRESHOLD
(Item 4)

The United Brotherhood of Carpenters Pension Fund (“UBC Fund”), located at 101 Constitution Avenue, N.W., Washington, D.C. 20001, has notified Halliburton that it intends to present the resolution set forth below to the Annual Meeting for action by the stockholders. UBC Fund’s supporting statement for the resolution, along with the Board of Directors’ statement in opposition, is set forth below. As of December 2, 2004, the UBC Fund beneficially owned 7,200 shares of Halliburton’s common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.

Directors Election Majority Vote Standard Proposal

Resolved: That the shareholders of Halliburton Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidates election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

The Board of Directors recommends a vote AGAINST this proposal. Halliburton’s statement in opposition is as follows:

The number of director positions to fill each year is based upon the Nominating and Corporate Governance Committee’s and the Board’s determinations as to the number of Directors necessary to staff the Board’s committees and to address the Board’s workload. The requirement of a majority vote for election of a director could put the Board in the position of having an insufficient number of members to carry out the Board’s work.

The third paragraph of the Supporting Statement provides an illustration that a board nominee could be elected by a plurality of the vote despite the fact that 99.99% of the votes cast withheld support for that nominee’s election to the board. This illustration is not necessarily true and is misleading. It assumes, but does not state, that the number of nominees is equal to the number of directors to be elected. The reference in the Supporting Statement to “strengthen the Company’s governance” is misleading, especially when combined with the 99.99% withhold vote illustration. For the past three years, the largest withhold vote received by any Halliburton Board-nominated Director was 15%. For last year’s annual meeting, the UBC Fund submitted a similar proposal, but its vote illustration indicated that a director could be elected by plurality voting with a 90% withhold vote, as compared to this year’s example of a 99.99% withhold vote. At last year’s annual meeting, which involved each of the incumbent Directors, the largest withhold vote received was approximately 6%. The Proposal suggests that Directors for Halliburton’s Board are being elected by minimal affirmative votes and that change is in order. That clearly is not the case for Halliburton, and changing the illustration to exaggerate a hypothetical vote result does not change the facts that Halliburton’s Directors have a broad base of stockholder support.

While conceptually the requirement of a majority vote is simple, it does raise issues. The Securities and Exchange Commission issued proposed rules on stockholder access to the proxy (Security Holder Director Nominations, Release No. 34-48626), and one of the questions raised by the SEC in the proposed rule, after stating that most companies use plurality voting in the election of directors, is what specific issues arise where other than plurality voting is used.

The Board of Directors is of the view that election of Directors of Halliburton by plurality voting, which is the norm in the United States, is appropriate, and that no change to the Halliburton By-law provision providing for election of Directors by a plurality vote is necessary.

The Board of Directors recommends a vote AGAINST the proposal. Proxies solicited by the Board will be voted against the proposal unless instructed otherwise.

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ADDITIONAL INFORMATION

Advance Notice Procedures

Under our By-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Meeting or is otherwise brought before the Meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to Halliburton (containing the information specified in the By-laws) not less than ninety (90) days prior to the first anniversary of the preceding year’s Annual Meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Halliburton’s proxy statement. This advance notice requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with these procedures.

Proxy Solicitation Costs

The proxies accompanying this proxy statement are being solicited by Halliburton. The cost of soliciting proxies will be borne by Halliburton. We have retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies. For these services, we will pay Georgeson a fee of $12,500.00 and reimburse it for out-of-pocket disbursements and expenses. Officers and regular employees of Halliburton may solicit proxies personally, by telephone or other telecommunications with some stockholders if proxies are not received promptly. We will, upon request, reimburse banks, brokers and others for their reasonable expenses in forwarding proxies and proxy material to beneficial owners of Halliburton’s stock.

Stockholder Proposals for the 2006 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2006 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by Halliburton’s Vice President and Secretary at 5 Houston Center, 1401 McKinney, Suite 2400, Houston, Texas 77010, no later than December 2, 2005. The 2006 Annual Meeting will be held on May 17, 2006.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters should properly come before the Meeting for action by stockholders, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

By Authority of the Board of Directors,
MARGARET E. CARRIERE
Vice President and Secretary

March 22, 2005

Appendix A

CORPORATE GOVERNANCE GUIDELINES

Guidelines on Governance
Revised as of February 16, 2005

Operation of the Board — Meetings

1.  Chairman of the Board and Chief Executive Officer. The Board believes that, under normal circumstances, the Chief Executive Officer of Halliburton should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to the Board for the overall management and functioning of Halliburton.

2.  Lead Director. The Chairman of the Management Oversight Committee, which is composed of all outside Directors, is Halliburton’s Lead Director. The Lead Director is elected by and from the outside Directors.

3.  Executive Sessions of Outside Directors. During each regular Board meeting, the outside Directors meet in scheduled executive sessions. Further, the Management Oversight Committee is composed of all of the outside Directors and meets in executive session during a portion of each of its five regular meetings per year. In addition, any member of the Management Oversight Committee may request the Committee Chairman to call an executive session of the Committee at any time.

Each December, the Management Oversight Committee meets in executive session to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, the Committee takes into consideration the executive’s performance in both qualitative and quantitative areas, including:

•	leadership and vision;
•	integrity;
•	keeping the Board informed on matters affecting Halliburton and its operating units;
•	performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);
•	development and implementation of initiatives to provide long-term economic benefit to Halliburton;
•	accomplishment of strategic objectives; and
•	development of management.

The evaluation will be communicated to the Chief Executive Officer by the Chairman of the Management Oversight Committee and will be used by the Compensation Committee in the course of its deliberations when considering the Chief Executive Officer’s compensation for the ensuing year.

4.  Attendance of Non-Directors at Board Meetings. The Chief Financial Officer and the General Counsel will be present during Board meetings, except where there is a specific reason for one or both of them to be excluded. In addition, the Chairman of the Board may invite one or more members of management to be in regular attendance at Board meetings and may include other officers and employees from time to time as appropriate to the circumstances.

5.  Frequency of Board Meetings. The Board has five regularly scheduled meetings per year. Special meetings are called as necessary. It is the responsibility of the Directors to attend the meetings.

6.  Board Access to Management. Directors have open access to Halliburton’s management, subject to reasonable time constraints. In addition, members of Halliburton’s executive management routinely attend

Board and Committee meetings and they and other managers frequently brief the Board and the Committees on particular topics. The Board encourages executive management to bring managers into Board or Committee meetings and other scheduled events who (a) can provide additional insight into matters being considered or (b) represent managers with future potential whom executive management believe should be given exposure to the members of the Board.

7.  Board Access to Independent Advisors. The Board has the authority to retain, set terms of engagement and dismiss such independent advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors.

8.  Long-term Plans. Long-term strategic and business plans will be reviewed annually at one of the Board’s regularly scheduled meetings.

9.  Selection of Agenda Items for Board Meetings. The Chairman of the Board and Chief Executive Officer prepares a draft agenda for each Board meeting and the agenda and meeting schedule are submitted to the Lead Director for approval. The other Board members are free to suggest items for inclusion on the agenda and each Director is free to raise at any Board meeting subjects that are not on the agenda.

10.  Board/Committee Forward Agenda. A forward agenda of matters requiring recurring and focused attention by the Board and each Committee will be prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration.

11.  Information Flow; Advance Review of Meeting Materials. In advance of each Board or Committee meeting, a proposed agenda will be distributed to each Director. In addition, to the extent feasible or appropriate, information and data important to the Directors’ understanding of the matters to be considered, including background summaries and presentations to be made at the meeting, will be distributed in advance of the meeting. Information distributed to the Directors is approved by the Lead Director. Directors also routinely receive monthly financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of Halliburton’s business, performance and prospects. It is each Director’s responsibility to review the meeting materials and other information provided by Halliburton.

Board Structure

1.  Two-thirds of the Members of the Board Must Be Independent Directors. The Board believes that as a matter of policy two-thirds of the members of the Board should be independent Directors. In order to be independent, a Director cannot have a material relationship with Halliburton. A Director will be considered independent if he or she:

•	has not been employed by Halliburton or its affiliate in the preceding three years and no member of the Director’s immediate family has been employed as an executive officer of Halliburton or its affiliate in the preceding three years;
•	has not received, and does not have an immediate family member that has received for service as an executive officer of Halliburton, within the preceding three years, during any twelve-month period, more than $100,000 in direct compensation from Halliburton, other than director’s fees, committee fees or pension or deferred compensation for prior service;
•	is not (A) a current partner of Halliburton’s independent auditor, (B) is not a current employee of Halliburton’s independent auditor and (C) was not during the past three calendar years a partner or employee of Halliburton’s independent auditor and personally worked on Halliburton’s audit;
•	does not have an immediate family member who (A) is a current partner of Halliburton’s independent auditor, (B) is a current employee of Halliburton’s independent auditor who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice and (C) was during the past three calendar years, a partner or employee of Halliburton’s independent auditor and personally worked on Halliburton’s audit;
•	has not been an employee of a customer or supplier of Halliburton or its affiliates and does not have an immediate family member who is an executive officer of such customer or supplier that makes payments to, or receives payments from, Halliburton or its affiliates in an amount which exceeds the greater of $1 million or 2% of such customer’s or supplier’s consolidated gross revenues within any of the preceding three years;
•	has not been within the preceding three years part of an interlocking directorate in which the Chief Executive Officer or another executive officer of Halliburton serves on the compensation committee of another corporation that employs the Director, or an immediate family member of the Director, as an executive officer.

The definition of independence and compliance with this policy will be reviewed periodically by the Nominating and Corporate Governance Committee. All Directors complete independence questionnaires at least annually and the Board makes determinations of the independence of its members.

The Board believes that employee Directors should number not more than 2. While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, employee Directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

2.  Size of the Board. The Board believes that, optimally, the Board should number between 10 and 14 members. The By-laws prescribe that the number of Directors will not be less than 8 nor more than 20.

3.  Service of Former Chief Executive Officers and Other Former Employees on the Board. Employee Directors shall retire from the Board at the time of their retirement as an employee unless continued service as a Director is requested and approved by the Board.

4.  Annual Election of All Directors. As provided in Halliburton’s By-laws, all Directors are elected annually. Should a Director’s principal title change during the year, he or she must submit a letter of Board resignation to the Chairman of the Nominating and Corporate Governance Committee who, with the full Committee, shall have the discretion to accept or reject the letter.

5.  Board Membership Criteria. Candidates nominated for election or reelection to the Board of Directors should possess the following qualifications:

•	Personal characteristics:
•	highest personal and professional ethics, integrity and values;
•	an inquiring and independent mind; and
•	practical wisdom and mature judgment.
•	Broad training and experience at the policy-making level in business, government, education or technology.
•	Expertise that is useful to Halliburton and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.
•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.
•	Commitment to serve on the Board for several years to develop knowledge about Halliburton’s principal operations.

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.
•	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to Halliburton and its stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates.

6. Process for the Selection of new Directors. The Board is responsible for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, Halliburton management, and stockholders. The Committee may retain an independent executive search firm to identify candidates for consideration. A stockholder who wishes to recommend a prospective candidate should notify Halliburton’s Corporate Secretary, as described in our proxy statement. The Nominating and Corporate Governance Committee also considers whether to nominate persons put forward by stockholders pursuant to Halliburton’s by-laws relating to stockholder nominations.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed in item 5 above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board of Directors which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

7.  Director Tenure. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, will review each Director’s continuation on the Board annually in making its recommendation to the Board concerning his or her nomination for election or reelection as a Director. There are no term limits on Directors’ service, other than mandatory retirement.

8.  Director Retirement. It is the policy of the Board that each outside Director shall retire from the Board immediately prior to the annual meeting of stockholders following his or her seventy-second birthday. Employee Directors shall retire at the time of their retirement from employment with Halliburton unless continued service as a Director is approved by the Board.

9.  Director Compensation Review. It is appropriate for executive management of Halliburton to report periodically to the Nominating and Corporate Governance Committee on the status of Halliburton’s Director compensation practices in relation to other companies of comparable size and Halliburton’s competitors.

10.  Changes. Changes in Director compensation, if any, should come upon the recommendation of the Nominating and Corporate Governance Committee, but with full discussion and concurrence by the Board.

11.  General Principles for Determining Form and Amount of Director Compensation. The Nominating and Corporate Governance Committee annually reviews the competitiveness of Halliburton’s Director compensation practices. In doing so, the Committee compares Halliburton’s practices with those of its comparator group, which includes both peer and general industry companies. Specific components reviewed include: cash compensation, equity compensation, benefits and perquisites. Information is gathered directly from published proxy statements of comparator group companies. Additionally, the Committee utilizes external market data gathered from a variety of survey sources to serve as a reference point against a broader group of companies. Determinations as to the form and amount of Director compensation are based on Halliburton’s competitive position resulting from this review.

12.  Conflicts of Interest. If an actual or potential conflict of interest develops because of significant dealings or competition between Halliburton and a business with which the Director is affiliated, the Director should report the matter immediately to the Chairman of the Board for evaluation by the Board. A significant conflict must be resolved or the Director should resign.

If a Director has a personal interest in a matter before the Board, the Director shall disclose the interest to the full Board and excuse himself or herself from participation in the discussion and shall not vote on the matter.

13.  Board Attendance at Annual Meeting. It is the policy of the Board that all Directors attend the Annual Meeting of Stockholders and Halliburton’s annual proxy statement shall state the number of Directors who attended the prior year’s Annual Meeting.

Committees of the Board

1.  Number and Types of Committees. A substantial portion of the analysis and work of the Board is done by standing Board Committees. A Director is expected to participate actively in the meetings of each Committee to which he or she is appointed.

The Board has established the following standing Committees: Audit; Compensation; Health, Safety and Environment; Management Oversight; and Nominating and Corporate Governance. Each Committee’s charter is to be reviewed periodically by the Committee and the Board.

2.  Composition of Committees. It is the policy of the Board that only outside Directors serve on Board Committees. Further, only independent Directors serve on the Audit; Compensation; and the Nominating and Corporate Governance Committees.

A Director who is part of an interlocking directorate (i.e., one in which the Chief Executive Officer or another Halliburton executive officer serves on the board of another corporation that employs the Director) may not serve on the Compensation Committee. The composition of the Board Committees will be reviewed annually to ensure that each of its members meet the criteria set forth in applicable SEC, NYSE and IRS rules and regulations.

3.  Assignment and Rotation of Committee Members. The Nominating and Corporate Governance Committee, with direct input from the Chief Executive Officer, recommends annually to the Board the membership of the various Committees and their Chairmen and the Board approves the Committee assignments. In making its recommendations to the Board, the Committee takes into consideration the need for continuity; subject matter expertise; applicable SEC, IRS or NYSE requirements; tenure; and the desires of individual Board members.

4.  Frequency and Length of Committee Meetings. Each Committee shall meet as frequently and for such length of time as may be required to carry out its assigned duties and responsibilities. The schedule for regular meetings of the Board and Committees for each year is submitted and approved by the Board in advance. In addition, the Chairman of a Committee may call a special meeting at any time if deemed advisable.

5.  Committee Agendas; Reports to the Board. Members of management and staff will prepare draft agenda and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairman, will be reviewed and approved by the Committee Chairman in advance of distribution to the other members of the Committee. A forward agenda of recurring topics to be discussed during the year will be prepared for each Committee and furnished to all Directors. Each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting.

Reports on each Committee meeting (other than Management Oversight Committee meetings) are made to the full Board. All Directors are furnished copies of each Committee’s minutes.

Other Board Practices

1.  Director Orientation and Continuing Education. An orientation program has been developed for new Directors which includes comprehensive information about Halliburton’s business and operations; general information about the Board and its Committees, including a summary of Director compensation and benefits; and a review of Director duties and responsibilities. Halliburton provides continuing education courses several times per year on business unit product and service line operations.

2.  Board Interaction with Institutional Investors and Other Stakeholders. The Board believes that it is executive management’s responsibility to speak for Halliburton. Individual Board members may, from time to time, meet or otherwise communicate with outside constituencies that are involved with Halliburton. In those instances, however, it is expected that Directors will do so only with the knowledge of executive management and, absent unusual circumstances, only at the request of executive management.

3.  Stockholder Communications with Directors. To foster better communication with Halliburton’s stockholders, Halliburton established a process for stockholders to communicate with the Audit Committee and the Board of Directors. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the NYSE, and the SEC. The methods of communication with the Board include mail, a dedicated telephone number and an e-mail address. Information regarding these methods of communication is on Halliburton’s website, www.halliburton.com, under “Corporate Governance”.

Halliburton’s Director of Business Conduct, a Company employee, reviews all stockholder communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, or auditing matters. The Chairman of the Management Oversight Committee is promptly notified of any other significant stockholder communications and communications addressed to a named Director is promptly sent to the Director. A report summarizing all communications is sent to each Director quarterly and copies of communications are available for review by any Director.

4.  Periodic Review of These Guidelines. The operation of the Board of Directors is a dynamic and evolving process. Accordingly, these Guidelines will be reviewed periodically by the Nominating and Corporate Governance Committee and any recommended revisions will be submitted to the full Board for consideration.

Approved as revised: Halliburton Company
Board of Directors
February 16, 2005

Supersedes previous version dated
May 5, 2004

Appendix B

CORPORATE POLICY
SERVICES OF INDEPENDENT ACCOUNTANTS

PURPOSE:

To establish the policy of Halliburton Company, its subsidiaries and affiliates (the “Company”) with respect to (1) the types of services that may be provided by the independent accounting firm appointed to audit the financial statements of Halliburton Company (the “Principal Independent Accountants”) and (2) the approval of all services provided by the Principal Independent Accountants and all audit services provided by other independent accountants.

GENERAL:

This Policy is intended to assist management, the Audit Committee and the Board of Directors in carrying out their respective responsibilities to ensure that (1) the independence of the Principal Independent Accountants is not impaired, (2) no prohibited services are provided by the Principal Independent Accountants and (3) that all services provided by the Principal Independent Accountants and all audit services provided by independent accountants other than the Principal Independent Accountants are pre-approved by the Audit Committee. Nothing herein shall be deemed to amend or restrict the Audit Committee Charter, to restrict the authority of the Audit Committee to appoint, compensate, retain and oversee the work of the Principal Independent Accountants and audit services work of other independent accountants or to alter in any way the responsibilities of the Audit Committee, the Principal Independent Accountants, other independent accountants and management as set forth in the Audit Committee Charter or as required under applicable laws, rules or regulations as they relate to the matters covered herein.

POLICY:

1.  The services (“Permitted Services”) which can be performed for the Company by the Principal Independent Accountants will be categorized as follows consistent with rules of the Securities and Exchange Commission (the “SEC”) pertaining to fee disclosure:

•	Audit;
•	Audit-Related;
•	Tax; and
•	All Other.

2.  Audit services include:

•	audit of financial statements that are filed with the SEC;
•	quarterly reviews;
•	statutory audits;
•	comfort letters;
•	consents;
•	review of registration statements;
•	Sarbanes-Oxley Section 404 attestations;
•	accounting research for completed transactions;
•	tax or information technology control assistance for Audit services; and
•	such other services as the SEC may, from time to time, deem to constitute Audit services.

3.  Audit-Related services include:

•	employee benefit plan audits;
•	due diligence assistance;
•	accounting research on proposed transactions;
•	assistance with regulatory matters involving the SEC and Public Company Accounting Oversight Board (“PCAOB”), environmental compliance, and project bidding or execution; and
•	other audit or attest services required by regulatory authorities.

4.  Tax services include:

•	preparation of original and amended tax returns, claims for refund and tax payment-planning services;
•	tax planning and tax advice, which includes assistance with tax audits and appeals, tax advice relating to proposed transactions, employee benefit plans and requests for rulings or technical advice from taxing authorities; and
•	global tax compliance and advisory services for expatriate employees.

Notwithstanding the above, Tax services will not include representation before a tax court, district court or U.S. federal court of claims.

5.  Other services include:

•	special investigations to assist the Audit Committee or its counsel;
•	corporate secretarial services in foreign jurisdictions; and
•	other services that can be performed for the Company by the Principal Independent Accountants which are allowed by the rules of the SEC and PCAOB and are specifically approved by the Audit Committee or the Committee Designee (as defined below).

6.  The Audit Committee has determined that the Principal Independent Accountants providing Audit-Related services, Tax services and Other services is consistent with the maintenance of auditor independence. Accordingly, the Audit Committee is pre-approving as set forth in this Paragraph 6 the performance by the Principal Independent Accountants of the enumerated Permitted Services:

a.  Audit, Audit-Related and Tax services will be described in a plan submitted by the Principal Independent Accountants to, and approved in advance on, an annual basis by the Audit Committee. The approved plan, together with any approved modifications or supplements to the plan, is referred to in this policy as the “Principal Independent Accountants Auditor Services Plan”;

b.  For Audit, Audit-Related and Tax services that are not included in the Principal Independent Accountants Auditor Services Plan, (1) any service the fees for which will be $150,000 or less are approved, and (2) any service the fees for which will be greater than $150,000 will require the specific approval of (a) the Audit Committee, or (b) the Chairman of the Audit Committee or another member of the Audit Committee designated by the Audit Committee or the Chairman of the Audit Committee (the “Committee Designee”); and

c.  Other services (1) the fees for which will be $50,000 or less are approved, and (2) the fees for which will be greater than $50,000 will require the specific approval of (a) the Audit Committee, or (b) the Committee Designee.

Any services of the Principal Independent Accountants (i) approved by the Committee Designee or (ii) pre-approved by the Audit Committee by virtue of this paragraph 6 but not included in the Principal

Independent Accountants Auditor Services Plan will be reported to the full Audit Committee at its next regularly scheduled meeting.

7.  Any other Permitted Services to be provided by the Principal Independent Accountants not specifically listed under paragraphs 2 through 5 will require specific approval by the (a) Audit Committee or (b) Committee Designee.

8.  On a quarterly basis, the Principal Independent Accountants will furnish to the Audit Committee a report reflecting the Permitted Services approved year-to-date categorized as follows:

•	Audit fees;
•	Audit-Related fees;
•	Tax fees; and
•	All Other fees.

9.  For any Audit services to be provided by independent accountants other than the Principal Independent Accountants, the Audit Committee is pre-approving as set forth in this Paragraph 9 the performance of Audit services by such independent accountants as follows:

a.  Audit services will be described in a plan submitted by the Chief Accounting Officer to, and approved in advance on, an annual basis by the Audit Committee. The approved plan, together with any approved modifications or supplements to the plan, is referred to in this policy as the “Other Auditor Services Plan”; and

b.  For Audit services that are not included in the Other Auditor Services Plan, (1) any service the fees for which will be $150,000 or less are approved, and (2) any service the fees for which will be greater than $150,000 will require the specific approval of (a) the Audit Committee, or (b) the Committee Designee.

Any Audit services to be provided by independent accountants other than the Principal Independent Accountants which have been (i) approved by the Committee Designee or (ii) pre-approved by the Audit Committee by virtue of this paragraph 9 but not included in the Other Auditor Services Plan will be reported to the full Audit Committee at its next regularly scheduled meeting.

10.  The Principal Independent Accountants shall not be engaged to provide any service that would result in the Principal Independent Accountants:

•	functioning in the role of management;
•	auditing its own work; or
•	serving in an advocacy role.

Without limiting the generality of the previous sentence, the following “Prohibited Non-Audit Services” shall not be performed for the Company by the Principal Independent Accountants:

•	bookkeeping or other services related to the accounting records or financial statements of the Company;
•	financial information systems design and implementation;
•	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	actuarial services;
•	internal audit outsourcing services;
•	management functions or human resources;
•	broker-dealer, investment adviser, or investment banking services;

•	legal services;
•	expert services unrelated to the audit; and
•	any other service that the PCAOB or SEC determines, by regulation, is impermissible.

11.  The Company shall not hire any of the following individuals to fill a “financial reporting oversight role” (being a position where that person can influence the contents of Halliburton Company’s financial statements or anyone who prepares them, such as when the person is a member of the Board of Directors, or the chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, corporate controller, director of internal audit, director of financial reporting, corporate treasurer, or any equivalent position for Halliburton Company) for a one year period following the completion of the annual audit for the Company:

•	lead partner for the audit;
•	concurring partner for the audit; or
•	any other member of the audit engagement team who provides more than ten hours of audit, review or attest services for the Company.

The Principal Independent Accountants will maintain a list of all members of the audit engagement team who fall into the categories described above and present such list to the Chief Accounting Officer on an annual basis.

The approval of the Chief Financial Officer is required before the Company extends an offer for a position to any personnel of the Principal Independent Accountants, including any individuals that were formerly personnel of the Principal Independent Accountants, who participated in the Company’s audit engagement team within the previous two years. The Chief Financial Officer will report to the Audit Committee as to any personnel or former personnel of the Principal Independent Accountants who are hired by the Company during the previous quarter. Additionally, approval of the Audit Committee Chairman is required before the Company may hire any partner or former partner of the Principal Independent Accountants.

12.  Both the lead and concurring partners of the Principal Independent Accountants shall be rotated after five years of service and, upon rotation, are subject to a five year “time out” period. Other audit partners of the Principal Independent Accountants shall be rotated after seven years of service and, upon rotation, are subject to a two-year “time out” period. Audit partners shall mean partners on the audit engagement team who have responsibility for decision-making on significant auditing, accounting and reporting matters that affect the financial statements or who maintain regular contact with management and the Audit Committee. On an annual basis, the Principal Independent Accountants will report to the Audit Committee the names and status of rotation of all audit partners subject to rotation.

Approved as revised: Audit Committee of Halliburton Company
March 15, 2004

Supersedes previous version dated:
May 7, 2003

Other References:

1.  Halliburton Company Audit Committee Charter.

DIRECTIONS TO THE FOUR SEASONS HOTEL, HOUSTON, TEXAS

Heading North on I-45, from Hobby Airport (HOU)/Galveston Area

Take I-45 North. The right lanes will lead to the Scott Street/Downtown Destinations split. From there, take the Pease Street exit. Follow Pease about 10 blocks to Austin and turn right. Follow Austin 6 blocks to Lamar and turn left. Hotel will be immediately on the left.

Heading South on I-45, from Bush Intercontinental Airport (IAH)/North Texas Area

Take I-45 South to the Dallas/Pierce exit, stay left and exit Jefferson, go about 8 blocks and turn left on Austin, follow Austin to Lamar and turn left. The hotel will be immediately on the left.

Heading South on Hwy 59, from Bush Intercontinental Airport (IAH)

Take Highway 59 Southbound to the McGowan/Tuam exit, turn right on McGowan, right at Austin and left on Lamar. The hotel will be immediately on the left.

Heading East on Hwy 290, from Austin

Take Hwy 290 South to 610 South. Follow 610 almost 2 miles to I-10 East to Downtown. Follow the directions below.

Heading East on I-10, from Katy/San Antonio Areas

Take I-10 East I-45 South. Follow I-45 a short distance and take the Dallas/Pierce exit. Stay left and exit Jefferson, go about 8 blocks and turn left on Austin, follow Austin to Lamar and turn left. The hotel will be immediately on the left.

Heading West on I-10, from Beaumont/Louisiana Areas

Take I-10 West to Hwy 59 South (left exit). Take Highway 59 Southbound to the McGowan/Tuam exit, turn right on McGowan, right at Austin and left on Lamar. The hotel will be immediately on the left.

Heading North on 288, from the Reliant Park Area

Take Highway 288 to 59 north/Cleveland. Exit at Downtown Destinations/Polk Street exit. Turn left at the first light onto Polk. Follow Polk about 5 blocks to Austin and turn right. Go 2 blocks to Lamar and turn left. Hotel will be immediately on the left.

To vote in accordance with the Board of Directors’ recommendations just sign below; no boxes need to be checked.
If no direction is made, this proxy will be Voted FOR Items 1 and 2 and Voted AGAINST Items 3 and 4.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Directors Recommend a Vote FOR Item 1.

Item 1 – ELECTION OF DIRECTORS.

NOMINEES:
01 R.L. Crandall	06 D.J. Lesar
02 K.T. Derr	07 J.L. Martin
03 S.M. Gillis	08 J.A. Precourt
04 W.R. Howell	09 D.L. Reed
05 R.L. Hunt

FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐

(Instruction: To withhold authority to vote for an individual nominee, write that nominee’s name on the space provided below.)

Directors Recommend a Vote FOR Item 2.

	FOR	AGAINST	ABSTAIN
Item 2 – Proposal for Ratification of the Selection of Auditors.	☐	☐	☐

Directors Recommend a Vote AGAINST Items 3 and 4.
	FOR	AGAINST	ABSTAIN
Item 3 – Stockholder Proposal on Severance Agreements.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Item 4 – Stockholder Proposal on Director Election Vote Threshold.	☐	☐	☐

Item 5 – IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

YES
I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

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PROXY

HALLIBURTON COMPANY

PROXY FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints D.J. Lesar, A.O. Cornelison, Jr. and M.E. Carriere, and any of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Halliburton Company to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on Wednesday, May 18, 2005, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 22, 2005, is acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

In the absence of such direction the proxy will be voted FOR the nominees listed in Item 1, FOR the Proposal set forth in Item 2 and AGAINST the Proposals set forth in Items 3 and 4.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲    FOLD AND DETACH HERE    ▲

Participants in one or more of the Halliburton Company employee plans should contact their plan administrator for information on their account.

Registered Stockholders can now access their Halliburton Company account online.

Access your Halliburton Company stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Halliburton Company, now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time